Exhibit 10(b)

PARKER-HANNIFIN CORPORATION

AMENDED

2002-03-04

LONG TERM INCENTIVE PLAN

DESCRIPTION

In September 2003 the Compensation and Management Development Committee of the Board of Directors of Parker-Hannifin Corporation (the “Company”) approved plan design changes to the Company’s Long Term Incentive Plans (“LTIP”). Based on these changes, the 2002-03-04 LTIP was amended as follows:

1.     No payout under the 2002-03-04 LTIP will be earned by active participants for fiscal years 2002 and 2003.

2.     Target awards under the original Plan for active participants are reduced by two-thirds. Payouts will no longer be based upon the Company’s return on equity but rather will be based upon the Company’s performance in fiscal year 2004 as compared to its peers based on the performance measures, payout schedule and other relevant terms of the Company’s 2004-05-06 Long Term Incentive Plan.